Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Fourth Quarter and Year-End 2019 Financial Results

Addison, Texas – January 21, 2020 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter and year ended December 31, 2019.  The company's net income available to common shareholders was $7.4 million, or $0.64 per basic share, for the quarter ended December 31, 2019, compared to $7.5 million, or $0.65 per basic share, for the quarter ended September 30, 2019 and $6.5 million, or $0.55 per basic share, for the quarter ended December 31, 2018.  In addition to increased net income, earnings per basic share during the fourth quarter of 2019 compared to the same period in 2018 were impacted by our repurchase of 352,036 shares of common stock between December 31, 2018 and December 31, 2019. Return on average assets and average equity for the fourth quarter of 2019 were 1.26% and 11.40%, respectively, compared to 1.28% and 11.73%, respectively, for the third quarter of 2019 and 1.15% and 10.67%, respectively, for the fourth quarter of 2018.

"We are very satisfied with our fourth quarter and 2019 financial results.  During 2019, strategic initiatives and goals that placed increased emphasis on our financial results led to improvements in our net interest margin for the past two quarters, including 19 basis points year-over-year, and increased return on assets for the year.  Loan growth has slowed in recent quarters, primarily due to a few large anticipated payoffs, although new originations remain stable.  We are in one of the longest credit cycles in history and believe modest loan growth is prudent to maintain strong asset quality, while continuing to foster new, long-term banking relationships with strong borrowers.  In the coming year, we will continue to execute on strategic initiatives that were designed to continue improving shareholder value," commented Ty Abston, the company's Chairman and Chief Executive Officer.

The company’s increase in net earnings in the fourth quarter of 2019, as compared to the fourth quarter of 2018, was primarily attributable to an increase in net interest income, before the provision for loan losses, of $1.6 million and an increase in noninterest income of $512,000.  This was partially offset by an increase in noninterest expense of $1.7 million and income tax provision of $100,000. These factors impacting net earnings are discussed in more detail below.

Net interest income, before the provision for loan losses, in the fourth quarter of 2019 and 2018 was $20.5 million and $18.9 million, respectively, an increase of $1.6 million, or 8.7%.  Net interest margin, on a taxable equivalent basis, for the fourth quarter of 2019 and 2018 was 3.79% and 3.58%, respectively.  Net interest income was positively affected by achieving higher increases in loan yields than for deposit costs.  During the period, loan yield increased from 5.25% for the fourth quarter of 2018 to 5.41% for the fourth quarter of 2019, a change of 16 basis points, while the cost of interest bearing deposits decreased from 1.44% to 1.33% during the same period, a change of eleven basis points.  Net interest margin increased from 3.71% in the third quarter of 2019 to 3.79% in the fourth quarter of 2019, primarily due to decreases in the cost of interest-bearing liabilities.

There was no provision for loan losses in the fourth quarter of 2019, compared to $100,000 in the third quarter of 2019 and $500,000 in the fourth quarter of 2018.  The provision for loan losses is primarily reflective of minimal net growth during the respective periods, however, a recovery of $487,000 was also received during the second quarter of 2019 from proceeds of a life insurance policy that collateralized a loan that was charged-off several years ago, thus reducing the need for additional provision in the third and fourth quarter of 2019.  Nonperforming assets as a percentage of total loans were 0.72% at December 31, 2019, compared to 0.69% at September 30, 2019, and 0.46% at December 31, 2018. Our nonperforming assets consist primarily of nonaccrual loans, three of which are Small Business Administration (SBA) partially guaranteed loans with combined book balances of $5.6 million as of December 31, 2019 that were acquired in the acquisition of Westbound Bank in June 2018. Management is currently in the process of working with these borrowers to effectuate a plan which would allow for these loans to return to a performing status.  Excluding these partially guaranteed SBA loans, non-performing assets as a percentage of total loans at December 31, 2019 would be 0.39%.

Noninterest income increased $512,000, or 12.3%, in the fourth quarter of 2019, to $4.7 million, compared to $4.2 million for the quarter ended December 31, 2018. The increase from the same quarter in 2018 was due primarily to an increase in the gain on sales of loans of $343,000, or 78.5%, an increase of $135,000, or 13.4%, in merchant and debit card fees, a $62,000, or 40.1%, increase in bank-owned life insurance income and an $83,000, or 8.8%, increase in service charges during the fourth quarter of 2019.  These increases were partially offset by a decrease in other noninterest income of $184,000, or 16.7% from the fourth quarter of 2018.

Noninterest income increased $69,000, or 1.5%, to $4.7 million in the fourth quarter of 2019, compared to $4.6 million for the quarter ended September 30, 2019. The increase was primarily attributable to an increase in other noninterest income of $135,000, or 17.3%, increases in service charges and merchant and debit card fees of $44,000 each, or 4.5% and 4.0%, respectively, and were partially offset by decreases in the gain on sale of loans of $130,000, or 14.3%, and bank-owned life insurance income of $33,000, or 13.4%, from the previous quarter.

Noninterest expense increased $1.7 million, or 11.6%, in the fourth quarter of 2019, compared to the fourth quarter of 2018.  The increase in noninterest expense in the fourth quarter of 2019 was primarily driven by an increase in employee compensation and benefits expense to $9.3 million, a change of $933,000, or 11.1%, from the same quarter of the prior year due to annual salary increases and 13 employees added to support operational growth, as well as a new location in the Houston MSA. Occupancy expenses also increased $187,000, or 8.1%, from $2.3 million in the fourth quarter of 2018, to $2.5 million in the fourth quarter of 2019.  The increase in occupancy expense from the fourth quarter of 2018 resulted primarily from the addition of the new Houston location, as well as relocating into our new corporate offices in Addison, Texas. Software and technology expenses increased by $249,000, or 38.1% compared to the same quarter of the prior year resulting from new software investments to improve online deposit account opening.  These increases in noninterest expense were partially offset by a decrease in FDIC insurance assessment fees of $146,000, or 100%, and a decrease in director and committee fees of $39,000, or 17.2%, compared to the same quarter of the prior year. The company’s efficiency ratio in the fourth quarter of 2019 was 64.49%, compared to 63.16% in the same quarter last year.

Noninterest expense increased $802,000, or 5.2%, in the fourth quarter of 2019 to $16.2 million, compared to the quarter ended September 30, 2019. The increase was primarily due to a $436,000, or 4.9% increase in employee compensation and benefits, which included the effect of annual salary increases that occurred during the fourth quarter, as well as additional accrued expense incurred under the Company’s incentive compensation bonus plan.  During the fourth quarter, there was a $184,000, or 54.3%, increase in advertising and promotions and a $146,000, or 47.1%, increase in ATM and debit card expense. This was partially offset by a $75,000, or 10.9%, decrease in legal and professional fees from the previous quarter.  The company’s efficiency ratio in the fourth quarter of 2019 was 64.49%, compared to 62.49% in the prior quarter.

Consolidated assets for the company totaled $2.32 billion at December 31, 2019 and $2.33 billion at September 30, 2019, compared to $2.27 billion at December 31, 2018.  Gross loans decreased 1.7%, or $30.0 million, to $1.71 billion at December 31, 2019, compared to loans of $1.74 billion at September 30, 2019.  Gross loans increased 2.8%, or $46.9 million, from $1.66 billion at December 31, 2018.  The decrease in gross loans from the third to fourth quarter of 2019 was effected by the payoff during the fourth quarter of three large participation purchased relationships from other banks that had book balances of approximately $43.4 million. New loan originations during the fourth quarter of 2019 were $167.9 million, of which $124.6 million was funded on the origination date, compared to new loan originations in the third quarter of $215.4 million, of which $142.1 million was funded on the origination date.  Deposits decreased by 0.3%, or $6.5 million, to $1.96 billion at December 31, 2019, compared to $1.96 billion at September 30, 2019. Total deposits increased 4.6%, or $85.3 million, from $1.87 billion at December 31, 2018.  Changes in gross loans and deposits during these periods resulted from regular fluctuations in customer loan and deposit account balances or from organic growth.  Shareholders' equity totaled $261.6 million as of December 31, 2019, compared to $255.9 million at September 30, 2019 and $244.6 million at December 31, 2018.  The increase from the previous quarter and from the fourth quarter of 2018 resulted primarily from increases in operating earnings, partially offset by the repurchase of common stock and payment of dividends during the periods.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2019				2018
	December 31	September 30	June 30	March 31	December 31
ASSETS
Cash and due from banks	$39,907	$42,051	$34,823	$40,915	$44,471
Federal funds sold	45,246	14,250	46,450	58,000	20,275
Interest-bearing deposits	5,561	2,347	11,162	9,389	6,764
Total cash and cash equivalents	90,714	58,648	92,435	108,304	71,510
Securities available for sale	212,716	221,345	228,714	236,979	232,975
Securities held to maturity	155,458	156,925	158,915	160,980	163,164
Loans held for sale	2,368	3,841	4,052	1,222	1,795
Loans, net	1,690,794	1,720,595	1,678,705	1,640,979	1,645,444
Accrued interest receivable	9,151	7,825	9,098	8,245	9,292
Premises and equipment, net	53,431	52,956	52,606	52,378	52,227
Other real estate owned	603	551	535	632	751
Cash surrender value of life insurance	34,495	34,280	34,039	26,458	26,301
Deferred tax asset	2,479	2,363	2,050	2,167	3,209
Core deposit intangible, net	3,853	4,066	4,279	4,493	4,706
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	30,748	30,467	35,039	33,994	23,436
Total assets	$2,318,970	$2,326,022	$2,332,627	$2,308,991	$2,266,970
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$525,865	$528,301	$498,349	$490,206	$489,789
Interest-bearing	1,430,939	1,435,012	1,485,641	1,472,095	1,381,691
Total deposits	1,956,804	1,963,313	1,983,990	1,962,301	1,871,480
Securities sold under agreements to repurchase	11,100	11,363	10,814	11,542	12,228
Accrued interest and other liabilities	23,587	23,508	24,265	22,397	10,733
Federal Home Loan Bank advances	55,118	60,623	52,127	50,131	115,136
Subordinated debentures	10,810	11,310	11,310	12,310	12,810
Total liabilities	2,057,419	2,070,117	2,082,506	2,058,681	2,022,387

Total shareholders' equity	261,551	255,905	250,121	250,310	244,583
Total liabilities and shareholders' equity	$2,318,970	$2,326,022	$2,332,627	$2,308,991	$2,266,970

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2019				2018
	December 31	September 30	June 30	March 31	December 31
INCOME STATEMENTS
Interest income	$25,848	$25,853	$25,553	$25,307	$24,719
Interest expense	5,354	5,770	6,267	6,300	5,863
Net interest income	20,494	20,083	19,286	19,007	18,856
Provision for loan losses	—	100	575	575	500
Net interest income after provision for loan losses	20,494	19,983	18,711	18,432	18,356
Noninterest income	4,685	4,616	4,110	3,562	4,173
Noninterest expense	16,237	15,435	15,394	15,470	14,544
Income before income taxes	8,942	9,164	7,427	6,524	7,985
Income tax provision	1,573	1,634	1,384	1,187	1,473
Net earnings	$7,369	$7,530	$6,043	$5,337	$6,512

PER COMMON SHARE DATA
Earnings per common share, basic	$0.64	$0.65	$0.52	$0.45	$0.55
Earnings per common share, diluted	0.63	0.65	0.52	0.45	0.55
Cash dividends per common share	0.18	0.18	0.17	0.17	0.17
Book value per common share - end of quarter	22.65	22.19	21.64	21.21	20.68
Tangible book value per common share - end of quarter(1)	19.53	19.05	18.48	18.10	17.56
Common shares outstanding - end of quarter	11,547,443	11,534,393	11,560,058	11,803,786	11,829,868
Weighted-average common shares outstanding, basic	11,533,849	11,550,335	11,659,513	11,815,966	11,888,817
Weighted-average common shares outstanding, diluted	11,621,887	11,612,873	11,730,058	11,859,458	11,951,271

PERFORMANCE RATIOS
Return on average assets (annualized)	1.26%	1.28%	1.05%	0.94%	1.15%
Return on average equity (annualized)	11.40	11.73	9.97	9.11	10.67
Net interest margin (annualized)(2)	3.79	3.71	3.61	3.64	3.58
Efficiency ratio(3)	64.49	62.49	65.74	68.55	63.16
(1) See Reconciliation of non-GAAP Financial Measures table.
(2) Net interest margin represents the annualized net interest income on a fully tax equivalent basis divided by average interest-earning assets.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	Twelve months ended
	December 31,
	2019	2018
INCOME STATEMENTS
Interest income	$102,561	$88,458
Interest expense	23,691	19,542
Net interest income	78,870	68,916
Provision for loan losses	1,250	2,250
Net interest income after provision for loan losses	77,620	66,666
Noninterest income	16,973	15,303
Noninterest expense	62,536	56,774
Income before income taxes	32,057	25,195
Income tax provision	5,778	4,599
Net earnings	$26,279	$20,596

PER COMMON SHARE DATA
Earnings per common share, basic	$2.26	$1.78
Earnings per common share, diluted	2.26	1.77
Cash dividends per common share	0.70	0.60
Book value per common share - end of quarter	22.65	20.68
Common shares outstanding - end of quarter	11,547,443	11,829,868
Weighted-average common shares outstanding, basic	11,638,897	11,562,826
Weighted-average common shares outstanding, diluted	11,705,099	11,653,766

PERFORMANCE RATIOS
Return on average assets	1.13%	0.97%
Return on average equity	10.37	9.03
Net interest margin(1)	3.69	3.50
Efficiency ratio(2)	65.23	67.37
(1) Net interest margin represents the net interest income on a fully tax equivalent basis divided by average interest-earning assets.

(2) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2019				2018
	December 31	September 30	June 30	March 31	December 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$279,583	$299,714	$286,190	$246,176	$261,779
Real estate:
Construction and development	280,498	256,459	231,167	250,852	237,503
Commercial real estate	567,360	581,742	592,945	581,926	582,519
Farmland	57,476	61,073	71,009	72,274	67,845
1-4 family residential	412,166	406,880	391,789	390,618	393,067
Multi-family residential	37,379	58,198	44,699	37,430	38,386
Consumer	53,245	53,315	56,099	56,158	54,777
Agricultural	18,359	18,728	19,721	19,994	23,277
Overdrafts	329	330	228	275	382
Total loans(1)(2)	$1,706,395	$1,736,439	$1,693,847	$1,655,703	$1,659,535

	Quarter Ended
	2019				2018
	December 31	September 30	June 30	March 31	December 31
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,394	$15,743	$15,190	$14,651	$14,441
Loans charged-off	(221)	(67)	(87)	(78)	(507)
Recoveries	29	618	65	42	217
Provision for loan losses	—	100	575	575	500
Balance at end of period	$16,202	$16,394	$15,743	$15,190	$14,651

Allowance for loan losses / period-end loans	0.95%	0.94%	0.93%	0.92%	0.88%
Allowance for loan losses / nonperforming loans	143.9	150.7	163.2	419.2	248.7
Net charge-offs / average loans (annualized)	0.05	(0.13)	0.01	0.01	0.07

NON-PERFORMING ASSETS
Non-accrual loans (3)	$11,262	$10,881	$9,645	$3,624	$5,891
Other real estate owned	603	551	535	632	751
Repossessed assets owned	392	500	612	948	971
Total non-performing assets	$12,257	$11,932	$10,792	$5,204	$7,613

Non-performing assets as a percentage of:
Total loans(1)(3)	0.72%	0.69%	0.64%	0.31%	0.46%
Total assets	0.53	0.51	0.46	0.23	0.34

Restructured loans-nonaccrual	$101	$118	$119	$487	$335
Restructured loans-accruing	7,240	7,297	2,278	671	861

(1) Excludes outstanding balances of loans held for sale of $2.4 million, $3.8 million, $4.1 million, $1.2 million, and $1.8 million as of December 31, September 30, June 30, and March 31, 2019 and December 31, 2018, respectively.

(2) Excludes deferred loan fees of $601,000, $550,000, $601,000, $466,000, and $560,000 as of December 31, September 30, June 30, and March 31, 2019 and December 31, 2018, respectively.

(3) Restructured loans-nonaccrual are included in nonaccrual loans which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2019				2018
	December 31	September 30	June 30	March 31	December 31
NONINTEREST INCOME
Service charges	$1,022	$978	$889	$826	$939
Net realized loss on securities transactions	—	—	(22)	—	—
Net realized gain on sale of loans	780	910	683	477	437
Fiduciary income	455	446	434	425	408
Bank-owned life insurance income	214	247	155	158	152
Merchant and debit card fees	1,140	1,096	1,069	959	1,005
Loan processing fee income	157	157	148	128	131
Other noninterest income	917	782	754	589	1,101
Total noninterest income	$4,685	$4,616	$4,110	$3,562	$4,173

NONINTEREST EXPENSE
Employee compensation and benefits	$9,332	$8,896	$8,693	$8,986	$8,399
Occupancy expenses	2,509	2,448	2,437	2,451	2,322
Legal and professional fees	611	686	687	626	531
Software and technology	902	885	772	782	653
Amortization	338	342	349	349	347
Director and committee fees	188	220	226	239	227
Advertising and promotions	523	339	408	385	416
ATM and debit card expense	456	310	303	278	270
Telecommunication expense	168	165	169	174	173
FDIC insurance assessment fees	—	—	140	33	146
Other noninterest expense	1,210	1,144	1,210	1,167	1,060
Total noninterest expense	$16,237	$15,435	$15,394	$15,470	$14,544

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended December 31,
	2019			2018
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,698,742	$23,159	5.41%	$1,645,952	$21,793	5.25%
Securities available for sale	225,714	1,343	2.36	234,367	1,527	2.58
Securities held to maturity	158,000	989	2.48	164,084	1,035	2.50
Nonmarketable equity securities	12,011	169	5.58	11,994	132	4.37
Interest-bearing deposits in other banks	56,174	188	1.33	35,770	232	2.57
Total interest-earning assets	2,150,641	25,848	4.77	2,092,167	24,719	4.69
Allowance for loan losses	(16,082)			(14,525)
Noninterest-earnings assets	194,345			185,179
Total assets	$2,328,904			$2,262,821
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,467,502	$4,930	1.33%	$1,379,641	$4,993	1.44%
Advances from FHLB and fed funds purchased	50,016	263	2.09	112,551	684	2.41
Subordinated debentures	11,305	154	5.40	12,821	171	5.29
Securities sold under agreements to repurchase	10,549	7	0.26	14,002	15	0.43
Total interest-bearing liabilities	1,539,372	5,354	1.38	1,519,015	5,863	1.53
Noninterest-bearing liabilities:
Noninterest-bearing deposits	510,477			487,180
Accrued interest and other liabilities	22,645			12,534
Total noninterest-bearing liabilities	533,122			499,714
Shareholders’ equity	256,410			244,092
Total liabilities and shareholders’ equity	$2,328,904			$2,262,821
Net interest rate spread(2)			3.39%			3.16%
Net interest income		$20,494			$18,856
Net interest margin(3)			3.79%			3.58%

(1) Includes average outstanding balances of loans held for sale of $3.0 million and $1.2 million for the three months ended December 31, 2019 and 2018, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Net interest margin on a taxable equivalent basis was 3.79% and 3.58% for the three months ended December 31, 2019 and 2018, respectively, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For The Years Ended December 31,
	2019			2018
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,689,108	$90,980	5.39%	$1,524,792	$77,170	5.06%
Securities available for sale	229,351	5,715	2.49	236,799	5,927	2.50
Securities held to maturity	159,104	4,031	2.53	167,919	4,160	2.48
Nonmarketable equity securities	11,343	640	5.64	9,625	432	4.49
Interest-bearing deposits in other banks	53,783	1,195	2.22	35,521	769	2.16
Total interest-earning assets	2,142,689	102,561	4.79	1,974,656	88,458	4.48
Allowance for loan losses	(15,692)			(13,825)
Noninterest-earning assets	192,205			167,734
Total assets	$2,319,202			$2,128,565
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,460,215	$21,611	1.48%	$1,324,744	$16,941	1.28%
Advances from FHLB and fed funds purchased	58,070	1,389	2.39	94,338	1,865	1.98
Subordinated debentures	11,905	655	5.50	13,309	687	5.16
Securities sold under agreements to repurchase	10,901	36	0.33	12,796	49	0.38
Total interest-bearing liabilities	1,541,091	23,691	1.54	1,445,187	19,542	1.35
Noninterest-bearing liabilities:
Noninterest-bearing deposits	500,895			446,560
Accrued interest and other liabilities	23,693			8,754
Total noninterest-bearing liabilities	524,588			455,314
Shareholders’ equity	253,523			228,064
Total liabilities and shareholders’ equity	$2,319,202			$2,128,565
Net interest rate spread(2)			3.25%			3.13%
Net interest income		$78,870			$68,916
Net interest margin(3)			3.68%			3.49%

(1) Includes average outstanding balances of loans held for sale of $2.7 million and $1.7 million for the twelve months ended December 31, 2019 and 2018, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Net interest margin on a taxable equivalent basis was 3.69% and 3.50% for the year ended December 31, 2019 and 2018, respectively, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

	As of
	2019				2018
	December 31	September 30	June 30	March 31	December 31
Total shareholders’ equity	$261,551	$255,905	$250,121	$250,310	$244,583
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(3,853)	(4,066)	(4,279)	(4,493)	(4,706)
Total tangible common equity	$225,538	$219,679	$213,682	$213,657	$207,717
Common shares outstanding - end of quarter(1)	11,547,443	11,534,393	11,560,058	11,803,786	11,829,868
Book value per common share	$22.65	$22.19	$21.64	$21.21	$20.68
Tangible book value per common share	19.53	19.05	18.48	18.10	17.56

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.”  We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A.  As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state.  Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"), and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; the composition of our loan portfolio, including deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to execute our business plan; acquisitions and integrations of acquired businesses; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; and the amount of nonperforming and classified assets we hold. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com